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Exhibit 16.1

April 23, 1997

Securities and Exchange Commission
Washington, D.C. 20549

We were previously principal accountants for Territorial Resources, Inc. (Commission File No. 0-9617) and we reported on the financial statements of Territorial Resources, Inc. as of and for the year ended March 31, 1996 and 1995. On April 14, 1997, our appointment as principal accountants was terminated. We have read Territorial Resources, Inc.'s statements included under Item 4 of its Form 8-K dated April 14, 1997, and we agree with such statements.

Respectfully,

/s/ Hein + Associates LLP
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Hein + Associates LLP


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